Exhibit 10.41

CommScope

Deferred Compensation Plan

Amended and restated effective January 1, 2017

Table of Contents

ARTICLE I INTRODUCTION		1
1.1	Introduction and Purpose	1
ARTICLE II DEFINITIONS		1
2.1	Account(s)	1
2.2	Active Participant	2
2.3	Affiliated Company	2
2.4	Base Salary Deferral Accounts	2
2.5	Base Salary Deferral Credits	2
2.6	Benefit Distribution Date	2
2.7	BNS Participant	2
2.8	Change in Control	2
2.9	Closing Date	4
2.10	Code	4
2.11	Committee	4
2.12	Company	4
2.13	Compensation	5
2.14	Declining Balance	5
2.15	Deferral Election	5
2.16	Disability	5
2.17	Discretionary Bonus Award Accounts	5
2.18	Discretionary Bonus Award Credits	5
2.19	Effective Date	5
2.20	Eligible Individual	6
2.21	ERISA	6

i

2.22	Installment(s)	6
2.23	Investment Funds	6
2.24	Long-Term Cash Incentive Award Accounts	6
2.25	Long-Term Cash Incentive Award Credits	6
2.26	Participant	6
2.27	Performance-Based Compensation	6
2.28	Plan	7
2.29	Plan Year	7
2.30	Prior Tyco Account	7
2.31	Retirement	7
2.32	Separation from Service	7
2.33	Short-Term Cash Incentive Award Accounts	8
2.34	Short-Term Cash Incentive Award Credits	9
2.35	Specified Employee	9
2.36	Tyco Nonqualified Plan	9
2.37	Valuation Date	9
2.38	Written or “in Writing”	9
2.39	Years of Service	9
ARTICLE III ELIGIBILITY AND PARTICIPATION		9
3.1	Eligibility to Participate	9
3.2	Change in Status as Eligible Individual	9
3.3	Cessation of Participation	10
ARTICLE IV DEFERRAL ELECTIONS		10
4.1	Establishment of Participant Accounts	10
4.2	Participant Deferral Credits	11

4.3	Deferral Election	11
4.4	Special Rules For Deferral of Performance-Based Compensation	11
4.5	Other Rules Regarding Deferral Elections	12
4.6	Absence of Election	13
4.7	Reduction of Deferral Election by Committee Action	13
4.8	Credits for Investment Earnings and Debits for Investment Losses	13
4.9	Company Contributions	14
4.10	Prior Tyco Account	14
ARTICLE V VESTING		14
5.1	Vesting of Accounts	14
ARTICLE VI PAYMENT OF BENEFITS		14
6.1	Distribution of Benefits and Distribution Elections	14
6.2	Distribution Elections	14
6.3	Timing of Distributions - Benefit Distribution Date	15
6.4	Distributions to Specified Employees	16
6.5	Form of Distribution	16
6.6	Elections to Defer Beyond Original Distribution Commencement Date	17
6.7	Permitted Acceleration of Payment	17
6.8	Payment For Unforeseeable Emergency	18
6.9	Payment of Disability Benefits	19
6.10	Payment of Death Benefits	19
6.11	Change of Control	20
6.12	Valuation of Distributions	20
6.13	Timing of Distributions	20
6.14	Prior Tyco Account	20

ARTICLE VII AMENDMENT AND TERMINATION OF PLAN		20
7.1	Amendments Generally	20
7.2	Right to Terminate	21
ARTICLE VIII MISCELLANEOUS		22
8.1	Unfunded Plan	22
8.2	Nonguarantee of Employment	22
8.3	Nonalienation of Benefits	22
8.4	Taxes and Withholding	23
8.5	Applicable Law	23
8.6	Headings and Subheadings	23
8.7	Severability	23
8.8	Expenses	23
ARTICLE IX ADMINISTRATION OF THE PLAN		24
9.1	Powers and Duties of the Committee	24
9.2	Claims Procedure	24
APPENDIX A – PRIOR TYCO ACCOUNT		26

ARTICLE I INTRODUCTION

1.1Introduction and Purpose

The CommScope Deferred Compensation Plan (the “Plan”) is established by CommScope Holding Company, Inc. (the “Company”) for the purpose of providing deferred compensation for a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries. This Plan is intended to enhance the long-term performance and retention of such management or highly compensated employees selected to participate in this Plan.

The Plan is intended to constitute a nonqualified, unfunded plan for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”). Further, this Plan is intended to comply with Code Section 409A and is to be construed in accordance Code Section 409A, the Code Section 409A Regulations, and such additional regulatory and/or other guidance as may be issued by the Internal Revenue Service (“IRS”) or the U.S. Department of Treasury (“Treasury”) from time to time with respect to Code Section 409A.

Without affecting the validity of any other provision of the Plan, to the extent that any Plan provision does not meet the requirements of Code Section 409A and the Code Section 409A Regulations (including modifications and amendments thereto), the Plan shall be construed and administered as necessary to comply with such requirements until this Plan is appropriately amended to comply with such requirements.

This Plan shall function solely as a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Participant, any Participant’s designated beneficiary, or any other person.

This Plan is to be maintained according to the terms of this document and the Committee or its designee shall have the sole authority to construe, interpret and administer the Plan.

The Plan was originally effective October 1, 2012.  The Plan was subsequently amended in 2015 in connection with the Company’s acquisition of TE Connectivity, Ltd. on August 28, 2015.  The Plan has been further amended and restated effective as of January 1, 2017.

ARTICLE II DEFINITIONS

Wherever used in the Plan, the following terms have the meanings set forth below, unless otherwise expressly provided:

2.1 Account(s)

Account(s) means the separate accounts established for recordkeeping purposes only for each Participant comprised of the Base Salary Deferral Accounts, the Discretionary Bonus Award

Accounts, the Annual Incentive Plan Award Accounts, and the Discretionary Credit accounts as further described in Article IV of the Plan.

2.2Active Participant

Active Participant means a Participant in the Plan (or similar plan(s) maintained by the Company subject to Code Section 409A and the Code Section 409A Regulations determined under the aggregation provisions) eligible to make deferrals or receive employer credits; even if he or she has not elected to defer compensation under the Plan terms or receive an employer credit under the Plan terms, other than earnings on amounts previously deferred or credited under the Plan terms.

2.3 Affiliated Company

Affiliated Company means (i) the Company, (ii) any other corporation which is a member of the controlled group of corporations which includes the Company, provided that in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and determining trades or businesses under common control for purposes of Code Section 414(c) 50 percent (50%) is substituted for 80 percent (80%) each time used, and (iii) any other entity in which the Company has a significant equity interest or owns a substantial capital or profits interest.

2.4Base Salary Deferral Accounts

Base Salary Deferral Accounts means the separate accounts established by the Committee for recordkeeping purposes only in the name of each Participant in accordance with Section 4.1 of the Plan.

2.5Base Salary Deferral Credits

Base Salary Deferral Credits means the amounts credited to a Participant’s Base Salary Deferral Accounts in accordance with the Participant’s election pursuant to Section 4.2 of the Plan. For purposes of the Plan, deferrals by outside directors shall be treated as Base Salary Deferral Credits.

2.6Benefit Distribution Date

Benefit Distribution Date means the specific distribution date elected by the Participant as described in Section 6.3 of the Plan.

2.7BNS Participant

A Participant who (i) had an account balance under the Tyco Nonqualified Plan and (ii) became an employee of the Company as a result of the Company’s acquisition of the Broadband Network Services division of TE Connectivity Ltd. on the Closing Date without experiencing a Separation from Service.

2.8Change in Control

Change in Control means the occurrence of any of the following events described below. Whether a Change in Control has occurred shall be objectively determinable and not subject to the discretion of the Committee, the board of directors or any other person. In all events, a transaction shall be deemed to constitute a Change in Control only to the extent consistent with the requirements of Section 409A of the Code.

(a)Change in Ownership of the Company. The acquisition by any person, entity or group of stock of the Company that, together with the stock already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person, entity or group shall not be considered to cause a change in ownership of the Company under this Section, or a change in effective control of the Company under subsection (b) below. An increase in the percentage of stock owned by any person, entity or group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This Section shall only apply when there is a transfer of Company stock (or issuance of Company stock) and stock of the Company remains outstanding after the transaction.

(b)Change in Effective Control of the Company. During any 12-month period, (i) the acquisition by any person, entity or group of stock of the Company that constitutes 30% or more of the total voting power of the stock of the Company, or (ii) a majority of the members of the board of directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the board of directors as constituted prior to the date of such appointment or election; provided that if any person, entity or group is considered to effectively control the Company within the meaning of this Section, the acquisition of additional control of the Company shall not be considered to cause a change in effective control of the Company under this Section, or a change ownership of the Company under subsection (a).

(c)Change in Ownership of a Substantial Portion of the Company’s Assets. During any 12-month period, the acquisition by any person, entity or group of assets of the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For purposes of this Section, “gross fair market value” means the value of the Company’s total assets or the value of the assets being disposed of, determined without regard to any associated liabilities. Notwithstanding the foregoing, a Change in Control shall not occur under this Section where there is a transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, including:

(i)	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	a person, entity or group that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or
(iv)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person, entity or group described above in subparagraph (3).

(d)For purposes of Section 2.8, the following rules shall apply:

(i)

Persons or entities shall not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons or entities shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person or entity owns stock of the Company and stock of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, such shareholder shall be considered to be acting as a group only with other shareholders of the Company prior to the transaction and not with respect to the shareholder’s ownership interest in the other corporation.

(ii)

Stock ownership shall be determined in accordance with Code Section 318(a). Stock underlying a vested option shall be considered to be owned by the individual who holds the vested option (and stock underlying an unvested option shall not be considered to be owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined in Treas. Reg. sections 1.83-3(b) and (j)), the stock underlying the option shall not be treated as owned by the individual who holds the option.

2.9 Closing Date

Closing Date means August 28, 2015.

2.10 Code

Code means the Internal Revenue Code of 1986, as amended. Where reference is made to “Code Section 409A Regulations,” this is intended to refer to Treasury Regulation Sections 1.409A-1 through –6, as such regulations may be modified, amended or supplemented by the Treasury from time to time.

2.11 Committee

Committee means the Company’s Benefits Committee, which will be responsible for the administration of the Plan pursuant to Article IX.

2.12 Company

Company means CommScope Holding Company, Inc., a Delaware corporation, and any Affiliated Company or subsidiary.

2.13 Compensation

Compensation means (a) with respect to Eligible Individuals who are employees, cash compensation that is compensation as defined in the CommScope, Inc. Retirement Savings Plan without regard to Code Section 401(a)(17), and (b) with respect to Eligible Individuals who are outside directors, cash compensation paid by the Company. In no event, however, shall a Participant’s Compensation include, for purposes of the Plan, any item of compensation paid or distributed to the Participant after a period of deferral, whether under this Plan or any other program of deferred compensation maintained by the Company or any Affiliated Company.

2.14 Declining Balance

Declining Balance means the method for calculating each installment payment by dividing the value of the Participant’s Accounts on the Valuation Date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Committee.

2.15 Deferral Election

Deferral Election means the Written or electronic salary reduction agreement entered into by an Eligible Individual and the Committee pursuant to this Plan and which is made on a form and manner described in Section 4.3 of the Plan.

2.16 Disability

A Participant shall be deemed to have a condition that constitutes a “Disability” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

The determination of whether a Participant is disabled may be made by any person, at the Committee’s discretion, including the administrator of a disability insurance program and the Committee itself.

2.17 Discretionary Bonus Award Accounts

Discretionary Bonus Award Accounts means the separate accounts established by the Committee for recordkeeping purposes only in the name of each Participant in accordance with Section 4.1 of the Plan.

2.18 Discretionary Bonus Award Credits

Discretionary Bonus Award Credits means the amounts previously deferred by the Participant and credited to a Participant’s Discretionary Bonus Award Accounts.

2.19 Effective Date

Effective Date means January 1, 2017.  The original effective date of the Plan was October 1, 2012.

2.20 Eligible Individual

Eligible Individual means (a) a select group of management and other highly compensated employees of the Company and its subsidiaries as determined by the Committee, and (b) outside directors of the Company.

2.21 ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.22 Installment(s)

Installment(s) means an aggregate single payment for the purpose of subsequent deferral rules according to Code Section 409A and the regulations thereunder.

2.23 Investment Funds

Investment Funds means one or more notional investment alternatives made available under the Plan by the Company for designation by Participants under the Plan for purposes of determining investment earnings and losses. Unless determined otherwise by the Committee, the Investment Funds shall mirror the investment alternatives offered pursuant to the CommScope, Inc. Retirement Savings Plan from time-to-time.

2.24 Long-Term Cash Incentive Award Accounts

Long-Term Cash Incentive Award Accounts means the separate accounts established by the Committee for recordkeeping purposes only in the name of each Participant in accordance with Section 4.1 of the Plan.

2.25 Long-Term Cash Incentive Award Credits

Long-Term Cash Incentive Award Credits means the amounts credited to a Participant’s Long-Term Cash Incentive Award Accounts in accordance with the Participant’s election pursuant to Section 4.2 of the Plan.

2.26 Participant

Participant means any present or former Eligible Individual who has become a Participant in the Plan in accordance with the provisions of Article III and who continues to have an Account balance under the Plan or whose beneficiary has such an Account balance.

2.27 Performance-Based Compensation

Performance-Based Compensation means compensation that is paid contingent on the satisfaction of pre-established objective or subjective performance criteria of at least twelve (12)

months and constitutes “performance-based compensation” as that term is used in the Code Section 409A Regulations. If subjective, the criteria must relate to participant performance as an individual, or, a group of participants including the individual, and the manner in which a determination regarding satisfaction of such criteria is made is consistent with the requirements set forth in the Code Section 409A Regulations.

2.28 Plan

Plan means the CommScope Deferred Compensation Plan, as set forth in this document and as amended from time to time.

2.29 Plan Year

Plan Year means the calendar year, the twelve-month period beginning each January 1 and ending on December 31. The first Plan Year was a short Plan Year from October 1, 2012 through December 31, 2012.

2.30Prior Tyco Account

Prior Tyco Account means a Participant’s subaccount consisting of a BNS Participant’s account balance under the Tyco Nonqualified Plan, increased or decreased by credits or debits for investment earnings or losses pursuant to Section 4.8 of the Plan. Specific provisions related to the Prior Tyco Account are found in Appendix A.

2.31 Retirement

Retirement means Separation from Service from the Company after either attainment of age 55 with at least 10 Years of Service or attainment of age 65.

2.32 Separation from Service

Separation from Service in general means a termination of an employee’s employment with his or her employer by reason of the employee’s death, retirement or otherwise. However, for purposes of the Plan, an employee’s employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the employer under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other employers in the same line of business. An employee is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. An employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the employer and the employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the employer if the employee has been providing services to the employer for a period of less than 36 months (or that the level of bona fide services would not be so reduced). For example, an employee may demonstrate that the employer and employee reasonably anticipated that the employee would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the employee’s replacement caused the employee to return to employment. Although the employee’s return to employment may cause the employee to be presumed to have continued in employment because the employee is providing services at a rate equal to the rate at which the employee was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the employee originally ceased to provide services, the employee and the employer reasonably anticipated that the employee would not provide services in the future.

Notwithstanding the foregoing, with respect to a Participant who is not an employee of the Company, Separation from Service shall have the meaning specified in the Code Section 409A Regulations (which, in the case of an outside director, generally would mean the individual no longer serving as an outside director or other service provider to the Company).

The definition of Separation from Service as set forth above shall be interpreted in a manner consistent with the applicable definition as set out in the Code Section 409A Regulations, including any modifications or amendments to such regulations.

For clarification, the transfer of a BNS Employee to the Company on the Closing Date shall not constitute a Separation from Service under this Plan or the Tyco Nonqualified Plan.

2.33 Short-Term Cash Incentive Award Accounts

Short-Term Cash Incentive Award Accounts means the separate accounts established by the Committee for recordkeeping purposes only in the name of each Participant in accordance with Section 4.1 of the Plan.

2.34 Short-Term Cash Incentive Award Credits

Short-Term Cash Incentive Award Credits means the amounts credited to a Participant’s Short-Term Cash Incentive Award Accounts in accordance with the Participant’s election pursuant to Section 4.2 of the Plan.

2.35 Specified Employee

Specified Employee has the meaning set forth in Code Section 409A(a)(2)(B)(i).

2.36 Tyco Nonqualified Plan

Tyco Nonqualified Plan means the Tyco Electronics Corporation Supplemental Savings and Retirement Plan.

2.37 Valuation Date

Valuation Date means each day the New York Stock Exchange is open for trading.

2.38 Written or “in Writing”

Written or in Writing means, with respect to any documentation of an election or other action by a Participant or by the Committee, that such documentation be either in paper or, as permitted by the Committee, in electronic form; provided, however, that such documentation must be adequate to establish a right that is enforceable under applicable law.

2.39 Years of Service

Years of Service means the Participant’s consecutive whole years of service with the Company since the Participant’s most recent hire date.

ARTICLE III ELIGIBILITY AND PARTICIPATION

3.1Eligibility to Participate

Any Eligible Individual shall be eligible to become a Participant in this Plan, as described in Article IV, subject to the approval of the Committee (provided that such participation shall be automatic for an outside director of the Company without the need for Committee action).

3.2Change in Status as Eligible Individual

An Eligible Individual who ceases to satisfy the requirements of eligibility shall continue Deferral Elections only for the calendar year in which such change in status occurred. The Committee shall have complete discretion to exclude one or more individuals from Participant status for one or more Plan Years as the Committee deems appropriate.

If an Eligible Individual subsequent to a change in status as an Eligible Individual again satisfies the requirements of eligibility, such employee shall be subject to the provisions of Section 4.3(b) only if the total Account balance is zero or ceases to be an Active Participant in the Plan for twenty-four (24) months.

3.3Cessation of Participation

(a)

A Participant shall cease active participation in the Plan upon the occurrence of his or her Separation from Service, death or Disability. In addition, a Participant shall cease active participation in the Plan with respect to future Plan Years if such Participant no longer qualifies as an Eligible Individual.

(b)

A Participant who receives a hardship withdrawal from a plan that is intended to be tax-qualified under Code Section 401(k) and that is sponsored by the Company or any Affiliated Company shall, to the extent required under the terms of the plan making such distribution requires a suspension of employee contributions under this Plan, have his or her Deferral Election then in effect under this Plan cancelled immediately, consistent with the requirements of the Code Section 409A Regulations. Similarly, in the event a distribution is made to a Participant under this Plan by reason of the Participant’s unforeseeable emergency, such Participant’s Deferral Election under this Plan shall also be cancelled. A Participant whose Deferral Elections are cancelled pursuant to this subsection shall be eligible to complete a new Deferral Election for a subsequent Plan Year consistent with this Plan’s requirements regarding the timing of initial Deferral Elections; and provided, further, that any such new Deferral Election shall not become effective until the end of the required suspension period.

ARTICLE IV DEFERRAL ELECTIONS

4.1Establishment of Participant Accounts

The Company shall establish and maintain on its books and records an Account in the name of each Participant, with several subaccounts, which may include the following, as well as any other subaccounts and/or credits deemed appropriate by the Committee, to record:

(a)	amounts of Base Salary Deferral Credits on the Participant’s behalf pursuant Section 4.2 of the Plan;

(b)	amounts of Discretionary Bonus Award Credits on the Participant’s behalf previously deferred under the Plan;
(c)	amounts of Short-Term Cash Incentive Award Credits on the Participant’s behalf pursuant to Section 4.2 of the Plan;
(d)	amounts of Long-Term Cash Incentive Award Credits on the Participant’s behalf pursuant to Section 4.2 of the Plan;
(e)	amounts of Discretionary Credits on the Participant’s behalf pursuant to Section 4.9 of the Plan;
(f)	credits or debits for investment earnings or losses pursuant to Section 4.8 of the Plan;
(g)	payments of benefits to the Participant or the Participant’s beneficiary pursuant to Article VI and Section 4.9 of the Plan, and
(h)	the balance of the Participant’s Prior Tyco Account (if any), pursuant to Section 4.10.

4.2Participant Deferral Credits

(a)

A Participant may complete separate Deferral Election agreements as described in Section 4.3 or Section 4.4 of the Plan, as applicable, to reduce up to 90% of the amount of base salary Compensation and, if applicable, designated short-term cash incentive award and/or long-term cash incentive award Compensation that the Participant would otherwise receive each Plan Year.

(b)	The Committee will credit all deferred amounts to the Participant’s respective deferral Accounts.

4.3Deferral Election

A Participant may defer such Compensation in a given calendar year, upon the completion of a Deferral Election, based on elections made in a manner prescribed by the Committee as follows:

(a)	An Eligible Individual must, in general, complete a Deferral Election prior to the close of the preceding taxable year for which such Compensation is earned.
(b)

An Eligible Individual who is first selected for participation in the Plan after the start of a Plan Year must, in order to participate in the Plan for the initial Plan Year, make his or her Deferral Election within the thirty (30)-day period following the date he or she is so selected. Such Deferral Election will be effective on the first day of the month after becoming an Eligible Individual and only for Compensation attributable to services to be performed subsequent to the above referenced thirty (30)-day period and ending with the close of such Plan Year.
(c)

Notwithstanding anything in the Plan to the contrary, the Company, the Company’s Compensation Committee, and/or the Committee may specifically designate certain forms of Compensation as ineligible for deferral under the Plan, after which designation any Participant’s subsequent election to defer of such specifically-identified forms of Compensation under the Plan shall be void.

4.4Special Rules For Deferral of Performance-Based Compensation

(a)

With respect to Compensation (including, without limitation, long-term cash incentive award Compensation and/or short-term cash incentive award Compensation) determined to be Performance-Based Compensation, an initial deferral election may be made with respect to such Compensation on or before the date that is six months before the end of the performance period for which the Performance-Based Compensation is payable, provided that the employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made as provided herein, and provided further that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become readily ascertainable. For purposes of this Section, if the Performance-Based Compensation is a specified or calculable amount, the Compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the Performance-Based Compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the Compensation, or any portion of the Compensation, is readily ascertainable when the amount is first both calculable and substantially certain to be paid. For this purpose, the Performance-Based Compensation is bifurcated between the portion that is readily ascertainable and the amount that is not readily ascertainable. Accordingly, in general any minimum amount that is both calculable and substantially certain to be paid will be treated as readily ascertainable.

(b)

In the event a Participant has completed a Deferral Election with respect to any portion of his or her Performance-Based Compensation and payment of such Performance-Based Compensation is to be made without regard to actual performance as a result of the death or Disability of the Participant, or the occurrence of a Change of Control after the Deferral Election is made and has become irrevocable,  the Participant’s Deferral Election shall still be effective to the extent provided for in the Code Section 409A Regulations.

4.5Other Rules Regarding Deferral Elections

(a)	Subject to the provisions of Section 3.3(b), the rate of deferral elected for a Plan Year will be irrevocable for that Plan Year.
(b)	Deferral Elections must be made separately for each Plan Year for each type of Compensation.
(c)

The Participant shall also elect a separate time and form of distribution for benefits attributable to his or her Deferral Elections each time a Deferral Election for a Plan Year is filed, such election to be made at the time and in the manner established by the Committee for these purposes.

(d)

Unless specifically stated to the contrary on a Participant’s election form, in the event that a Participant’s election to defer long-term cash incentive award Compensation and/or short-term cash incentive award Compensation specifies the name of a particular bonus or cash incentive plan, the election shall nonetheless apply to all similar long-term cash incentive Compensation and/or short-term cash incentive Compensation (as applicable) earned during the year, even if earned under a differently named bonus or cash incentive plan than indicated on the Participant’s election form.

4.6Absence of Election

In the event that a Deferral Election is not made for any Plan Year, Compensation will be paid to Eligible Individuals according to the Company’s normal payroll practices.

4.7 Reduction of Deferral Election by Committee Action

The Committee shall have the authority to limit the amount of any Participant’s deferral to the extent the Committee determines that such limitation is necessary or appropriate for purposes of complying with applicable withholding requirements, which Committee action shall be taken prior to the date the Deferral Election becomes effective, and shall be documented in Writing and notice provided to the Participant.

4.8Credits for Investment Earnings and Debits for Investment Losses

(a)

All amounts credited to a Participant’s Account shall be credited with amounts of investment earnings or debited with amounts of investment losses that correspond to the total investment return earned by the Investment Fund or combination of Investment Funds designated in advance by the Participant for these purposes.

(b)

The designation of one or more Investment Funds by a Participant under this Section of the Plan shall be used solely to measure the amounts of investment earnings or losses that will be credited or debited to the Participant’s Account on the Company’s books and records, and the Company shall not be required under the Plan to establish any account in the Investment Funds or to purchase any Investment Fund shares on the Participant’s behalf.
(c)	The designation by a Participant of any Investment Funds under this Section of the Plan shall be made in accordance with rules and procedures established by the Committee.
(d)	The Investment Funds are valued each day the New York Stock Exchange is open for trading.
(e)

A Participant may elect to revise the investment options with respect to existing Account allocations or future contributions pursuant to the Deferral Election at any time (subject to any Investment Fund limitation) by notification to the Committee in the prescribed manner. The Committee, however, retains the right to review and restrict transfer rights at any time.

(f)

If a Participant fails to make a proper designation, then his or her Accounts shall be deemed to be invested in the Investment Fund(s) designated by the Committee from time to time for this purpose at the Committee’s discretion. This investment option can be changed by the Committee from time to time at the Committee’s discretion.

4.9 Company Contributions

The Company may, in its sole discretion, make additional Company credits ("Discretionary Credits") on behalf of any Eligible Individual. In its sole discretion, the Company shall determine the Eligible Individuals to be credited with any Discretionary Credit, the amount of any such Discretionary Credit and the vesting schedule applicable thereto (including any accelerated vesting thereof and the events of such acceleration). In addition, the Company may permit the Participant to elect the timing and form of distribution of such Discretionary Credits, provided that any such election shall be made no later than the latest time permitted by Code Section 409A.

4.10Prior Tyco Account

BNS Participants had credited to their Accounts an amount equal to the balance of their account under the Tyco Nonqualified Plan as of Closing Date.  This credited amount is maintained in the Participant’s Prior Tyco Account.

ARTICLE V VESTING

5.1Vesting of Accounts

Subject to Section 4.9, a Participant shall be fully vested in the amounts credited to his or her Accounts at all times.

ARTICLE VI PAYMENT OF BENEFITS

6.1Distribution of Benefits and Distribution Elections

A Participant shall receive payment of benefits in the form and manner as described in this Article VI or as permitted pursuant to Section 4.9, taking into account such elections as are permitted hereunder.

6.2Distribution Elections

A Participant shall specify the time and form of distribution at such time or times and in such manner as may be established by the Committee, at its discretion; provided, however, that in all cases any election as to time and form of distribution must be in Writing and must be irrevocable no later than the date as of which any Deferral Election to which such election is applicable has been filed and becomes irrevocable.

6.3Timing of Distributions - Benefit Distribution Date

I.Deferral Elections for the 2016 Plan Year or Before

(a)For Deferrals of Compensation attributable to any period on or before December 31, 2016, a Participant shall elect, at the time of each election to defer Compensation with respect to each Plan Year, to receive the benefit distribution from the portion of his or her Accounts attributable to such deferral of Compensation, in accordance with one of the following options:

(1)	As soon as administratively practical following Separation from Service from the Company, or
(2)

As soon as administratively practical following the earlier of (i) a specific date which occurs no earlier than at least two years from the end of the calendar year in which the deferred Compensation is credited, or (ii) the date of Separation from Service from the Company. However, if Separation from Service is due to the Participant’s Retirement, payments will commence as of the elected specified date.

(b)A time of distribution election shall be made separately for each type of Compensation deferred for that Plan Year.

(c)In the event a Participant fails to make a distribution election, Section 6.3-I(a)(1) of the Plan shall apply.

(d)The time of distribution elected under this Section may be revised, with the consent of the Committee pursuant to Section 6.6, below.

II.Deferral Elections for the 2017 Plan Year or Later

(a)For Deferrals of Compensation attributable to any period on or after January 1, 2017, a Participant shall elect, at the time of each election to defer Compensation with respect to each Plan Year, to receive the benefit distribution from the portion of his or her Accounts attributable to such deferral of Compensation, in accordance with one of the following options:

(1)	As soon as administratively practical following the first day of the seventh month after the Participant’s Separation from Service from the Company, or
(2)

As soon as administratively practical following the earlier of (i) a specific date which occurs no earlier than at least two years, and no later than five years, from the end of the calendar year in which the deferred Compensation is credited, or (ii) the first day of the seventh month following the Participant’s Separation from Service from the Company. However, if Separation from Service is due to the Participant’s Retirement, payments will commence as of the elected specified date, or

(3)

As soon as administratively practical following a specified interval following the Participant’s Separation from Service.  The interval described in the preceding sentence shall be a number of whole years from one to five, elected at the time of the Participant’s deferral election.  This payment election is only available with respect to lump sum payments.

(b)A time of distribution election shall be made separately for each type of Compensation deferred for that Plan Year.

(c)In the event a Participant fails to make a distribution election, Section

6.3-II(b)(1) of the Plan shall apply.

(d)The time of distribution elected under this Section may be revised, with the consent of the Committee pursuant to Section 6.6, below.

6.4Distributions to Specified Employees

Notwithstanding the foregoing, in the event that, as of the date a distribution is to be made on account of a Participant’s Separation from Service, any class of the Company’s stock is publicly traded on an established securities market or otherwise, as determined under the Code Section 409A Regulations, any distribution due hereunder to such Participant on account of his or her Separation from Service shall, if such Participant is determined to be a Specified Employee, not commence earlier than the six (6) month anniversary of such Participant’s Separation from Service. In the event a distribution is delayed by reason of this Section and the affected Participant’s death occurs prior to commencement of such distribution, such distribution shall be made as soon as practicable following such Participant’s death. For the avoidance of doubt, a Participant’s status as a Specified Employee will be determined as of the date of the Participant’s

Separation from Service, without regard to the year for which Compensation is deferred, even if the application of this Section 6.4 results in the portion of the Participant’s Account payable under Section 6.3-I being paid on a different date than as the portion payable under Section 6.3-II.

6.5Form of Distribution

(a)A Participant shall elect, at the time of each election to defer Compensation with respect to each Plan Year, the form of distribution in a manner prescribed by the Committee in accordance with one of two payment options:

(1)	A single lump sum payment, or
(2)	Annual Declining Balance installments, with an installment term of between 2 and 10 years.

(b)A form of distribution election shall be made separately for each type of Compensation deferred for that Plan Year.

(c)In the event a Participant fails to make an election, Section 6.5(a)(1) of the Plan shall automatically apply.

(d)The benefit form of distribution elected under this Section may be revised, with the consent of the Committee pursuant to Section 6.6, below.

6.6 Elections to Defer Beyond Original Distribution Commencement Date.

With respect to previously deferred Compensation, a Participant may elect to change the Benefit Distribution Date otherwise elected pursuant to this Article VI and Section 4.9 and/or to modify the form of benefit elected pursuant to applicable provisions of this Article VI and Section 4.9 (a “revised election”), if the following requirements are met:

(a)	The revised election shall not take effect for at least twelve (12) months after the date of such revised election;
(b)

The first payment with respect to such revised election shall not be made until at least five (5) years after the date on which distribution would have otherwise begun; provided that earlier distribution may be made in the event of the Participant’s death or Disability;

(c)	If applicable, the revised election shall be made at least twelve (12) months prior to a scheduled Benefit Distribution Date;

(d)	In no event shall a Participant be permitted to change the time of any distribution in any manner that would accelerate the payment of a Plan benefit; and
(e)

In no event shall a Participant be permitted to change his or her elected form of benefit from installment payments to a single lump sum if such change would result in a material acceleration of payment for purposes of Code Section 409A and the Code Section 409A Regulations.

6.7Permitted Acceleration of Payment

Notwithstanding the Participant’s elected time and form of distribution pursuant to Article VI and Section 4.9 of the Plan, the time or schedule of a payment shall be accelerated in the following circumstances (but only to the extent permitted under the Code Section 409A Regulations):

(a)

Payment shall be made to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) that meets the requirements of the Company’s domestic relations order procedures applicable to nonqualified plans, if such payment is made to an individual other than the Participant.

(b)

Payment shall be made to the extent necessary to comply with an ethics agreement with the Federal government or to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)

Payment of a Participant’s entire Account may be made in the form of a lump sum payment of amounts deferred under the Plan that do not exceed a specified amount, provided any action by the Company causing such lump sum payment to be made to a Participant is evidenced in Written form and executed by an authorized officer of the Company no later than the date such lump sum payment is made, and provided that such lump sum payment results in the termination and liquidation of the entirety of the Participant’s Account under the Plan, and his or her deferred compensation benefits under all other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Code Section 409A Regulations; and provided further that the total payment to the Participant (under the Plan and all other arrangements treated as a single nonqualified deferred compensation plan) is not in excess of the applicable dollar amount under Code Section 402(g)(1)(B).

(d)

Payment is permitted to the extent necessary to satisfy any applicable federal, state and local income tax withholding and federal payroll withholding requirements pursuant to provisions of Code Section 409A and the regulations thereunder, related to benefits provided in the Plan.

(e)

Payment of a Participant’s entire Account shall be made in the event of the failure of the Plan (or failure of any other plan required to be aggregated with the Plan pursuant to regulations published under Code Section 409A) to meet the requirements of Code Section 409A.

6.8 Payment For Unforeseeable Emergency

A Participant who incurs an unforeseeable emergency may apply to the Committee for an immediate distribution from his or her Account in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution, subject to the rules set forth below.

(a)

An unforeseeable emergency will be deemed to have occurred if the Participant undergoes a severe financial hardship resulting from an illness or accident of the Participant or his or her spouse, the Participant’s beneficiary, or his or her dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee. In addition, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency.

(b)

A distribution on account of unforeseeable emergency may not be made to a Participant to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan.

(c)

Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional Compensation that is available by reason of the cancellation of the Participant’s deferral election upon a payment due to an unforeseeable emergency, which cancellation shall be implemented to the extent permitted or required under the Code Section 409A Regulations, and to the extent required under the Plan.

(d)

In the event a Participant requests, and the Committee approves, a payment pursuant to this Section, the Participant’s Deferral Election shall be cancelled. In the event that any credit is made for employer matching contributions pursuant to applicable provisions of the Plan, such credits (together with any investment results) shall be removed from the Participant’s Account.

6.9Payment of Disability Benefits

If a Participant incurs a Disability, the entire value of his or her Account shall be distributed to the Participant in a single lump sum. Any distribution pursuant to this Section will occur following the determination of the Disability as approved by the Committee.

In the event that a Participant requests, and the Committee approves, a payment pursuant to this Section, the Participant’s Deferral Election shall be cancelled.

6.10 Payment of Death Benefits

(a)Each Participant shall designate a beneficiary on the proper beneficiary form as prescribed by the Committee to receive his or her Accounts in the event of death. If a Participant dies with a balance credited to his or her Accounts, such balance shall be paid to the applicable beneficiary or beneficiaries in a single lump sum as soon as practical following the Participant’s death.

(b)Notwithstanding the above, if no beneficiary designation is on file with the Company at the time of death of the Participant or such designation is not effective for any reason then the designated beneficiary to receive such benefits shall be as follows:

(1)the Participant’s surviving spouse; or

(2)if there is no surviving spouse, then to the Participant’s estate.

All decisions made by the Committee in good faith and based upon affidavit or other evidence satisfactory to the Committee regarding questions of fact in the determination of the identity of such beneficiary(ies) shall be conclusive and binding upon all parties, and payment made in accordance therewith shall satisfy all liability hereunder.

6.11 Change of Control

Within ten (10) days following a Change of Control of the Company, the entire value of his or her Account shall be distributed to the Participant in a single lump sum.

6.12 Valuation of Distributions

The benefit amount of a Participant’s Account to be distributed pursuant to this Article VI and Section 4.9 shall be based on the value of such Account on any Valuation Date after instructions are received in good order by the Committee.

6.13 Timing of Distributions

Distributions made pursuant to this Article VI and Section 4.9 shall be made at the following times:

(a)

Specific Date - Any distribution made in accordance with a specific date shall be made as soon as administratively feasible following the elected specific date, but no later than the end of the calendar year containing the date or, if later, the 15th day of the third calendar month following the specified date.

(b)

Event – Any distribution made in accordance with an event in this Article VI and Section 4.9 shall be made as soon as administratively feasible following the event, but no later than 90 days following the date the benefit is payable under this Article VI and Section 4.9.

6.14  Prior Tyco Account

Notwithstanding the foregoing, any Participant’s Prior Tyco Account shall be paid according to the elections in place for such Participant as of the Closing Date, as described in Appendix A, unless otherwise deferred pursuant to Section 6.6.  Until a BNS Participant designates a different beneficiary under this Plan, the BNS Participant’s beneficiary designation (if any) under the Tyco Nonqualified Plan shall apply under this Plan.

ARTICLE VII AMENDMENT AND TERMINATION OF PLAN

7.1 Amendments Generally

The Company reserves the right to amend the Plan at any time. No amendment, however, may reduce the amount credited to Accounts at the time of the amendment’s adoption, except as may otherwise be required by law or necessary or desirable to comply with the requirements of Code Section 409A. Without limiting the generality of the foregoing, the Committee may amend the Plan to impose such restrictions upon the timing, filing and effectiveness of Deferral Elections, the investment procedures and investment alternatives available under the Plan and the distribution provisions of Article VI and Section 4.9 which the Committee deems appropriate or advisable in order to avoid the current income taxation of amounts deferred under the Plan which might otherwise occur as a result of changes to the tax laws and regulations governing deferred compensation arrangements such as the Plan and may also, in such event, cease further deferrals under the Plan.

7.2Right to Terminate

The Company may terminate the Plan at any time in whole or in part.

(a)

Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination authorized by the Committee shall adversely affect the benefits accrued to date under the Plan or otherwise reduce the then outstanding balances credited to Accounts or otherwise adversely affect the distribution provisions in effect for those Accounts, and all amounts deferred prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the distribution provisions of Article VI and Section 4.9 as in effect immediately prior to such amendment or termination. Termination of the Plan shall not serve to reduce the amount credited to an Account at the time of termination.

(b)

Notwithstanding the above, the Company may terminate the Plan and distribute the participant’s credited accounts in the form of a single lump sum. Such a Plan termination may occur only if the conditions set forth below are met, consistent with the requirements of Code Section 409A and the Code Section 409A Regulations:

(i)The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(ii)The Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with the Plan under applicable provisions of the Code Section 409A Regulations assuming a Participant in the Plan also had deferrals credited under all such other agreements, methods, programs;

(iii)No payments in liquidation of the plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan (other than amounts distributed under the terms of the Plan without regard to the action to terminate and liquidate the Plan;

(iv)All payments in liquidation of the Plan are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)The Company does not adopt a new plan that would be aggregated with the Plan under applicable provisions of the Code Section 409A Regulations if assuming a Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

ARTICLE VIII MISCELLANEOUS

8.1 Unfunded Plan

This Plan is an unfunded deferred compensation arrangement for Eligible Individuals. While it is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA, the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes and for purposes of Title I of ERISA. The Company shall not establish or contribute to a trust under the prior sentence to satisfy its obligations regarding either of the following (i) any Participant’s Prior Tyco Account or (ii) credits for any Participant related to any period beginning on or after January 1, 2016.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee or other person. To the extent any person acquires a right to receive a payment from the Company under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company.

8.2 Nonguarantee of Employment

Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any Participant with or without cause.

8.3Nonalienation of Benefits

(a)

Except as provided in Section 6.8(a) and as may be required by law, benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits under the Plan shall be void. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under the Plan.

(b)

Notwithstanding Section 8.3(a) of the Plan, if a Participant is indebted to the Company at any time when payments are to be made by the Company to the Participant under the provisions of the Plan, the Company shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s beneficiary) to the extent of such indebtedness. Any election by the Company not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

8.4 Taxes and Withholding

(a)

For each Plan Year in which the Participant defers a portion of Compensation under this Plan, the Company will withhold from the Participant’s non-deferred Compensation the Participant’s share of FICA and other employment taxes to the extent applicable. For the avoidance of doubt, the Company is not required to provide any “gross-up” payment to the extent the desired tax treatment of amounts deferred under the Plan is not realized.

(b)

The tax treatment of any payment provided under this Plan is not warranted or guaranteed. Neither the Company nor the Committee shall be liable for or required to reimburse any Participant for any taxes, interest, penalties, or other monetary amounts owed by the Participant or any other taxpayer as a result of the Plan or the payment or non-payment of any amount thereunder.  By participating in the Plan, the Participant agrees to be solely and exclusively liable for any tax consequences (including without limitation any additional tax based on noncompliance with Code Section 409A) associated with any benefit under the Plan.  Nothing in this Plan shall be interpreted as creating in the Company, the Committee, or any other person a duty to optimize any tax treatment.

8.5 Applicable Law

This Plan shall be construed and enforced in accordance with the laws of the state of Delaware.

8.6 Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions.

8.7Severability

The invalidity and unenforceability of any particular provision of this plan shall not affect any other provision and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

8.8 Expenses

In addition to the expenses and costs that may be charged against Participants’ Accounts pursuant to other provisions of the Plan, each Participant’s Account shall also be charged with its allocable share of all other costs and expenses incurred in the operation and administration of the Plan, except to the extent one or more Participating Employers elect in their sole discretion to pay all or a portion of those costs and expenses.

ARTICLE IX ADMINISTRATION OF THE PLAN

9.1Powers and Duties of the Committee

The Company, or its designee, shall appoint members of the Committee. The Committee will be responsible for the administration of the Plan. The Committee shall have full responsibility to represent the Company and the Participants in all things it may deem necessary for the proper administration of the Plan. Subject to the terms of the Plan, the decision of the Committee upon any question of fact, interpretation, definition or procedures relating to the administration of the Plan shall be conclusive. The responsibilities of the Committee shall include, but not be limited to, the following:

(a)	Verifying all procedures by which payments to Participants and their beneficiaries are authorized.
(b)	Deciding all questions relating to the eligibility of employees to become Participants in the Plan.
(c)	Interpreting the provisions of the Plan in all particulars.
(d)	Establishing and publishing rules and regulations for carrying out the Plan.
(e)	Preparing an individual record for each Participant in the Plan, which shall be available for examination by such Participant, or authorized persons.
(f)	Reviewing and answering any denied claim for benefits that has been appealed to the Committee under the provisions of this Article.

9.2Claims Procedure

(a)	Filing of Claim. Any Participant or beneficiary under the Plan may file a written claim for a Plan benefit with the Committee or with a person named by the Committee to receive claims under the Plan.
(b)

Notice of Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by any Participant or beneficiary under the Plan (“claimant”), the claimant shall be given a written notification, including electronic communication, containing specific reasons for the denial or limitation of the benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of the benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to appeal the denial or limitation of benefit and submit a claim for review. This written notification shall be given to a claimant within 90 days after receipt of the claim by the Committee unless special circumstances require an extension of time for process of the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of said 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate.
(c)

Right of Review. In the event of a denial or limitation of the claimant’s benefit, the claimant or the claimant’s duly authorized representative shall be permitted to review pertinent documents free of charge upon request and to submit to the Committee issues and comments in writing. In addition, the claimant or the claimant’s duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Committee; provided, however, that such written request must be received by the Committee within 60 days after receipt by the claimant of written notification of the denial or limitation of the claim. The 60-day requirement may be waived by the Committee in appropriate cases.

(d)

Decision on Review. A decision shall be rendered by the Committee within 60 days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days, but in no event shall the decision be rendered more than 120 days after the receipt of such request for review. Any decision by the Committee shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific plan provisions on which the decision is based.

EXECUTION OF DOCUMENT

CommScope Holding Company, Inc.
By:	/s/ Frank B. Wyatt, II
Title:	Senior Vice President,
General Counsel & Secretary
Date:	December 29, 2016

Appendix A

Prior Tyco Account

The provisions of this Appendix A apply only to a Participant’s Prior Tyco Account.

1.	Deferral Elections:
a.

Retention of Existing Deferral Elections for 2015. Pursuant to Section 4.3 of the Plan, a BNS Participant who had a Deferral Election (including an election to defer base pay and/or an election to defer bonus compensation) under the Tyco Nonqualified Plan shall be deemed to have made the same Deferral Election under this Plan for the 2015 calendar year. All deferrals made after the BNS Participant becomes a Participant shall be made to the Participant’s other sub-accounts and not to the Participant’s Prior Tyco Account.

b.

Spillover Election.  A Spillover Election was a feature of the Tyco Nonqualified Plan, involving an irrevocable commitment by a BNS Participant to defer a percentage of his periodic Compensation equal to the Participant's election under the Tyco Electronics Corporation Retirement Savings and Investment Plan (“TE 401(k)”), with such deferrals commencing at the time the Participant's tax-deferred contributions or after-tax contributions, as applicable, under the TE 401(k) were suspended for any Plan Year as the result of the imposition of any limitation under applicable law or any procedure established by the Tyco Nonqualified Plan committee in accordance with applicable law.  For purposes of calculating the Spillover Election, BNS Participants with a Spillover Election were treated as not being permitted to change their tax-deferred or after-tax contribution levels to the TE 401(k) plan.

c.

Application of Spillover Election. BNS Participants whose Deferral Election under the Tyco Nonqualified Plan included a Spillover Election shall maintain the Spillover Election under this Plan for 2015 only.  For purposes of this Plan, a Participant’s Spillover Election shall be interpreted as an election to defer to the Plan the percentage of the Participant’s periodic Compensation specified in the election, but only to the extent such deferrals constitute an Excluded Amount.  An “Excluded Amount” shall mean pre-tax or after-tax contributions that would be excluded from the CommScope, Inc. Retirement Savings Plan because of the imposition of any limitation under applicable law or any procedure established by the Committee in accordance with applicable law.  Excluded Amounts shall be calculated as though the Participant had contributed to the CommScope, Inc. Retirement Plan on a level basis throughout the Plan Year pursuant to the Participant’s contribution elections under the TE 401(k) immediately before the Closing Date.  For the purpose of calculating the Spillover Election only, the TE 401(k) plan and the CommScope, Inc. Retirement Savings Plan shall be treated as a single plan. Spillover Elections shall not be available for any calendar year beginning on or after January 1, 2016.
2.

Distribution Options:  Pursuant to Section 6.14 of the Plan, the Prior Tyco Account of any Participant retains the same elections for time and form of payment as existed under the Tyco Nonqualified Plan.  The following were the timing and form of payment options that existed under the Tyco Nonqualified Plan:

a.	Time of Payment
•	Payment in a specific a future year.
•	Payment after Separation from Service.
•	Payment as of the earlier of a specific future year or Separation from Service.

If payment in a specific year is selected, the year chosen cannot be later than the year in which the BNS Participant reaches age 70.  The payment will occur (or installments will begin) in March of the year selected.

Payments made upon Separation from Service will be paid (or installments will begin) as of March of the year following the year in which Separation from Service occurs.

b.	Form of Payment
•	Lump sum payment.
•

Between 2 and 10 annual equal installments.  The installment option is only available for participants with a minimum account balance of $10,000.  BNS Participants whose account balances do not meet this threshold are treated as having elected a lump sum payment.

c.	Subsequent Deferral Elections

A Participant shall be permitted to make changes to the time and form of payment of the Participant’s Prior Tyco Account in accordance with Section 6.6 of the Plan, provided that in no event may a Participant elect to defer commencement of payment of his Prior Tyco Account past the year in which the Participant reaches age 70.

3.

Payment on Death:  If a Participant dies before his entire Prior Tyco Account is distributed, the balance of the Participant’s Prior Tyco Account will be paid to the Participant’s designated beneficiary in lump sum.